Exhibit 99.2

PRE-SNOOP PATENT LICENSE AGREEMENT

THIS PRE-SNOOP PATENT LICENSE AGREEMENT (the “Pre-Snoop Agreement”) is entered into as of August 3, 2006 (the “Effective Date”) by and between OPTi Inc. (“OPTi”), a California corporation, having a principal place of business at 880 Maude Avenue, Suite A, Mountain View, California 94043, and NVIDIA Corporation (“NVIDIA”), a Delaware corporation, having a principal place of business at 2701 San Tomas Expressway, Santa Clara, California 95050.

WHEREAS, the United States Patent and Trademark Office issued United States Patent No. 5,710,906; United States Patent No. 5,813,036; and United States Patent No. 6,405,291 to Subir Ghosh and Hsu Tien Tung on, respectively, January 20, 1998, September 22, 1998, June 11, 2002 (the “Pre-Snoop Patents”); and

WHEREAS, OPTi is the assignee and owner of all rights, titles and interests in and to the Pre-Snoop Patents; and

WHEREAS, NVIDIA wishes to license and OPTi agrees to grant to NVIDIA certain rights to use the Pre-Snoop Patents, on the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound thereby, the parties agree as follows:

DEFINITIONS

“NVIDIA” means NVIDIA Corporation and any corporation, subsidiary or other entity now or hereafter controlled by NVIDIA, including any Acquired Entity, where “control” means the direct or indirect ownership or control (whether through contract or otherwise) of stock or shares to elect a majority of the directors in the case of corporate entities and in the case of non-corporate entities, fifty percent (50%) or more of the equity interest and the power to direct management policies.

A “Core Logic Product” means a core logic chipset or a component thereof (including but not limited to a memory controller, a bus controller, a north bridge, a south bridge, a Media and Communications Processor or MCP, a System Platform Processor or SPP, an Integrated Graphics Processor or IGP, or like processors which interface between one or more processor, memory, and for peripheral buses).

A “NVIDIA Core Logic Product” means a Core Logic Product designed by NVIDIA for NVIDIA and manufactured according to NVIDIA’s designs and specifications.

“The Lawsuit” means the action entitled OPTi Inc. v. nVidia Corporation, Case No. 2:04-CV-377, pending in the United States District Court for the Eastern District of Texas, Marshall Division, Judge Ward presiding.

“The Settlement Agreement” means the settlement agreement pursuant to which the parties have agreed to settle the Lawsuit, and to which this Pre-Snoop Agreement is attached as Exhibit A.

“Acquired Entity” means any corporation, subsidiary or other entity that is not currently controlled by NVIDIA, but hereafter becomes controlled by NVIDIA.

1. Patent License

1.1 License Grant to NVIDIA. Subject to payment of the Initial Payment and any applicable Installment Payment (as defined in Section 5.1), for the term of this Pre-Snoop Agreement, OPTi grants to NVIDIA (and, to the extent, but only to the extent, set forth in Section 1.3, NVIDIA’s customers, distributors, manufacturers, and persons who use NVIDIA’s products) a nonexclusive, nonassignable and non-transferable (except in accordance with Section 8.7) license to practice the inventions claimed in the Pre-Snoop Patents or any patent claiming priority to the applications for the Pre-Snoop Patents, including any continuation, continuation in part, divisional, reexamination certificate, or reissue application relating to the Pre-Snoop Patents to make, use, sell, offer to sell, or import into the United States NVIDIA’s Core Logic Products.

1.2 Notwithstanding the foregoing, an Acquired Entity shall not be released or licensed for any infringement of the Pre-Snoop Patents occurring prior to the date that the Acquired Entity either becomes controlled by NVIDIA or subject to a binding agreement to become controlled by NVIDIA, whichever is earlier, provided that, before such date, OPTi placed the Acquired Entity on notice of OPTi’s patent claims against it pursuant to 35 U.S.C. §287.

1.3 License Grant to Manufacturers of NVIDIA’s Core Logic Products, Users of NVIDIA’s Core Logic Products, and NVIDIA’s Customers and Distributors. In addition to NVIDIA, the license grant of Section 1.1 shall include the following persons or entities under the stated circumstances:

(a)	Persons or entities who manufacture NVIDIA’s Core Logic Products for NVIDIA and subsequently use, sell, offer for sale or import into the United States such products, but only to the extent that they do so; and

(b)	Persons or entities who purchase NVIDIA’s Core Logic Products from NVIDIA or any person or entity authorized by NVIDIA to sell NVIDIA’s Core Logic Products, or purchase NVIDIA’s Core Logic Products after such Core Logic Products have been placed in the stream of commerce with NVIDIA’s authorization and subsequently use, sell, offer for sale, or import into the United States such products, but only to the extent that they do so; and

(c)	Persons or entities who use any of NVIDIA’s Core Logic Products by using, making, selling, offering for sale, or importing into the United States motherboards or computers or any other product incorporating any of NVIDIA’s Core Logic Products, but only to the extent that they do so.

The license attaches to and is transferred with each licensed NVIDIA Core Logic Product, whether as a component, system, product or other item, and fully exhausts the Pre-Snoop Patents and any patent claiming priority to the applications for the Pre-Snoop Patents for any alleged infringement based in whole or in part on any licensed NVIDIA Core Logic Product. To the extent that any person has practiced any claim of the Pre-Snoop Patents other than by the conduct set forth in Subsections (a), (b), and (c) of this Section 1.3, no license of any sort is granted or created in such person, and such use of the inventions claimed in the Pre-Snoop Patents, if otherwise unlicensed, shall constitute infringement of the Pre-Snoop Patents remediable to the full extent authorized by the law. In particular, no license is created by this provision in any person or entity for the use, manufacture, sale, offer for sale, or importation of any Core Logic Product other than NVIDIA’s Core Logic Products or any products which do not contain NVIDIA’s Core Logic Product.

1.4 No Contributory Infringement. Except to the extent authorized by Section 1.3 of this Pre-Snoop Agreement, the licenses granted herein to NVIDIA are not to be construed to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

2. NVIDIA Ownership. All right, title, and interest in and to the Pre-Snoop Patents shall at all times be solely vested in OPTi. NVIDIA expressly acknowledges and agrees that this Pre-Snoop Agreement confers no license or rights by implication, estoppel, or otherwise under any intellectual property of OPTi other than the Pre-Snoop Patents and any patent claiming priority to the applications for the Pre-Snoop Patents, including any continuation, continuation in part, divisional, reexamination certificate, or reissue application relating to the Pre-Snoop Patents.

3. Challenges to the Pre-Snoop Patents. NVIDIA warrants that it shall not, and shall not cause any third party (including customers) to, directly or indirectly, challenge OPTi’s right, title or interest in the Pre-Snoop Patents or the validity of the Pre-Snoop Patents. Nothing in this Pre-Snoop Agreement shall prevent NVIDIA from complying with any subpoena or court order, including any subpoena or court order requiring NVIDIA to provide documents or testimony regarding any alleged prior art or NVIDIA’s invalidity contentions or defenses in the Lawsuit, provided that

NVIDIA gives OPTi 10 days written notice. Nothing in this Pre-Snoop Agreement shall prohibit or restrict NVIDIA from challenging the validity of the Pre-Snoop Patents following any termination by OPTi of this Pre-Snoop Agreement.

4.	Reserved.

5. License Fee; Payment Terms

5.1 Initial Payment and License Fee. In consideration of the rights and licenses granted under this Pre-Snoop Agreement by OPTi to NVIDIA with respect to the Pre-Snoop Patents, and in consideration of the settlement of the Lawsuit, as set forth in the Settlement Agreement, NVIDIA shall pay to OPTi ten million United States dollars (U.S. $10,000,000) within five business days of the execution of the Settlement Agreement and this Pre-Snoop Agreement. A single payment of ten million dollars shall satisfy both Section 6 of the Settlement Agreement and this Section 5.1 of the Pre-Snoop Agreement. In addition, in further consideration of the license granted to NVIDIA to the Pre-Snoop Patents and to any continuation, continuation in part, divisional, reexamination certificate, or reissue application relating to the Pre-Snoop Patents, NVIDIA shall pay to OPTi equal quarterly installments of seven hundred fifty thousand United States dollars (U.S. $750,000) for no more than twelve (12) quarters commencing at the start of each NVIDIA fiscal quarter beginning February 1, 2007 (The “Installment Payments”). Under no circumstances shall NVIDIA be obligated to pay more than a total of nine million U.S. dollars (U.S. $9,000,000) in aggregated Installment Payments. In addition, notwithstanding the foregoing, NVIDIA’s obligation to make the Installment Payments may be terminated or suspended under the circumstances described in Section 5.3 and 5.4, below.

5.2 All Installment Payments shall be payable to OPTi within five business days of the beginning of the applicable NVIDIA fiscal quarter at the address specified in Section 8.3(b).

5.3 NVIDIA’s obligation to pay the Installment Payments shall continue in accordance with the terms of this Pre-Snoop Agreement notwithstanding that one or more of the Pre-Snoop Patents may be held invalid and/or unenforceable in any other proceeding at a later date. However, if every claim of the ‘906 and ‘036 Pre-Snoop Patents that OPTi has asserted against NVIDIA in the Lawsuit is held finally invalid and/or unenforceable, and OPTi has exhausted or waived any and all appeals of such decision, NVIDIA’s obligation to pay any Installment Payments shall cease.

5.4 Termination or Suspension of Installment Payments. NVIDIA’s obligation to make the Installment Payments under Section 5.l may be terminated or suspended prior to its payment of the maximum of U.S. $9,000,000 if, and to the extent that, either of the following events occur:

(a)	NVIDIA may elect to pre-pay any unpaid portion of the Installment Payments by paying to OPTi the difference between the sum of any Installment Payments already made and the sum of seven million U.S. dollars ($7,000,000), which right of prepayment shall expire on January 31, 2008.

(b)	NVIDIA will not be obligated to make an Installment Payment in any quarter in which NVIDIA does not use any method or apparatus covered by any claim of the Pre-Snoop Patents. For purposes of this provision, NVIDIA shall be deemed to “use” a method or apparatus covered by one or more of the claims of the Pre-Snoop Patents in any quarter in which (i) any NVIDIA Core Logic Product, or any motherboard, computer, or other device containing an NVIDIA Core Logic Product, shall be sold, made in or imported into the United States, provided that such NVIDIA Core Logic Product is not already licensed by virtue of having been previously sold, made in or imported in the United States during a quarter in which NVIDIA made an Installment Payment, and (ii) during the operation of the NVIDIA Core Logic Product or a motherboard, computer or other device containing such NVIDIA Core Logic Product, the computer transfers multiple lines of cacheable data from secondary memory across the PCI bus at a constant rate as part of a single PCI transaction. Provided, however, that NVIDIA shall not be considered to “use” the Pre-Snoop Patents if the NVIDIA Core Logic Product in question has been altered, modified, or otherwise reconfigured without NVIDIA’s consent, permission, or encouragement and provided that, as designed by NVIDIA, the NVIDIA Core Logic Product would not “use” the Pre-Snoop Patents within the meaning of this section 5.4(b). If NVIDIA becomes aware that any third party has altered, modified, or otherwise reconfigured an NVIDIA Core Logic Product such that the NVIDIA Core Logic Product would “use” the Pre-Snoop Patents, NVIDIA will inform OPTi of such information. For purposes of this section 5.4(b)(ii), a “PCI bus” is a bus that complies with the PCI Local Bus Specification, Rev. 1.0, 2.0, 2.1, 2.2, or subsequent revision of the PCI Local Bus Specification. For purposes of this section 5.4(b)(ii), a single “PCI transaction” shall constitute an address phase followed by one or more data phases during the continued assertion of the signal “FRAME,” wherein FRAME is the signal defined by the PCI Local Bus Specification. The parties agree that deasserting the “FRAME” signal ends any given PCI transaction. For purposes of this section 5.4(b)(ii), a multiple-line transfer is at a “constant rate” if the second and subsequent lines of the transfer incur delays smaller than the snoop window of the system, where the “snoop window”, for purposes of this section 5.4(b)(ii) is the time between the initiation of the snoop and the resulting receipt of data by the NVIDIA Core Logic Product. The parties agree that, as of the date of this Pre-Snoop Agreement, the “snoop window” for the combination of NVIDIA’s current Core Logic Products and the processors that they support shall be considered to be 4 PCI cycles and that where the second and subsequent lines of a multiple line transfer incur fewer than 4 PCI cycles between the transfer of data units at a cache line boundary, the transfer is at a “constant rate” for the purposes of this section 5.4(b)(ii). In the event that the snoop window decreases below 4 cycles in the future, NVIDIA may prove that it is not “using” the Pre-Snoop Patents not withstanding that it has incurred less than 4 cycles of delay by proving that such a decrease has occurred or by proving that it does not snoop the next line of memory during the transfer of the current line.

5.5 Notice of Cessation of Use. In the event that NVIDIA elects to terminate or suspend the Installment Payments by ceasing to use the Pre-Snoop Patents as set forth in Section 5.4(b), NVIDIA shall give OPTi written notice of its intent to do so thirty days before the start of the quarter in which it will cease using the Pre-Snoop Patents in Core Logic Products that are not already licensed. As part of this notice, NVIDIA shall provide OPTi with information in the nature of date codes, product codes or the like sufficient to permit OPTi to determine from the face of an NVIDIA Core Logic Product whether the product was manufactured in or imported into the United States after the start of the quarter in which NVIDIA claims to have ceased using the Pre-Snoop Patents.

5.6 No Cessation of Use With Respect to Current Products. For purposes of section 5.4, NVIDIA acknowledges the chipsets being shipped to customers as of the date of this Pre-Snoop Agreement in its nForce, nForce 2, nForce 3, nForce 4, and/or nForce 5 product lines (the “Current Products”) including the manufacture, sale, offer for sale, or importation into the United States of any of the Current Products or any motherboard, computer, or other device incorporating a Current Product are deemed to “use” the Pre-Snoop Patents. NVIDIA further acknowledges that (unless NVIDIA has completed the Installment Payments or invoked the pre-payment provision of Section 5.4(a)) the Installment Payments remain due and owing during any quarter in which NVIDIA manufactures, sells, offers to sell, or imports into the United States any Current Product or any motherboard, computer, or other device incorporating a Current Product, provided, however, that the Current Product is not already licensed by virtue of being made, used, sold, or imported either prior to February 1, 2007 or in any quarter for which NVIDIA has made an Installment Payment. Moreover, nothing in this paragraph shall require NVIDIA to make the

Installment Payments for the use, sale, offer for sale, making, or importation of any Core Logic Product, chipset, Current Product, or nForce product lines if that Core Logic Product, chipset, Current Product or nForce product line has been modified such that it does not “use” the Pre-Snoop Patents, as defined in Paragraph 5.4(b), above.

5.7 Resolution of Dispute Relating to Cessation of Use. In the event that there is a dispute as to whether NVIDIA is entitled to terminate the Installment Payments because it is not using the Pre-Snoop Patents, such dispute will be resolved by final and binding arbitration pursuant to the rules of the American Arbitration Association. Such arbitration will be held in San Francisco, California. Only monetary, and not injunctive, relief shall be available to the prevailing party in such an arbitration. Such monetary relief shall be limited to the amount of the Installment Payment in dispute, plus any pre-judgment interest at the prime rate as reflected in the Wall Street Journal as of the date of the arbitration award. Each side will bear its own fees, costs, and other expenses in connection with any such arbitration. Nothing in this section shall limit the nature or amount of monetary relief that either party may seek for a breach of any provision of this Pre-Snoop Agreement other than Section 5.

Resolution of Dispute Not Relating to Cessation of Use. In the event that there is any dispute or claim between the parties regarding this Pre-Snoop Agreement that does not relate to cessation of use, such dispute will be resolved by final and binding arbitration pursuant to the rules of the American Arbitration Association. Such arbitration will be held in San Francisco, California. Only monetary, and not injunctive, relief shall be available to the prevailing party in such an arbitration. Each side will bear its own fees, costs, and other expenses in connection with any such arbitration.

5.8 Payment Terms. All payments to OPTi shall be made in United States dollars on the fifth business day of each fiscal quarter of NVIDIA. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers in New York City as quoted for the last day of such semiannual period by leading United States banks in New York City dealing in the foreign exchange market.

6. Term and Termination

6.1 Term. Subject to payment of the License Fees (as set forth in Section 5 of this Pre-Snoop Agreement), and absent termination for breach pursuant to Section 6.2, the licenses and rights granted under this Pre-Snoop Agreement commence on the Effective Date and shall terminate upon expiration of the last of the Pre-Snoop Patents licensed under this Pre-Snoop Agreement.

6.2 Termination for Breach. In the event of any material breach of this Pre-Snoop Agreement by NVIDIA, OPTi may, in addition to any other remedies that it may have, at any time terminate all the rights and licenses granted by OPTi hereunder by not less than thirty (30) days written notice to NVIDIA specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied. Notwithstanding the foregoing, in the event of a dispute over whether NVIDIA is using the Pre-Snoop Patents as set forth in Section 5.4(b), OPTi’s sole remedy shall be to commence arbitration under Section 5.7. OPTi shall not have the right to Terminate for Breach under this section 6.2 where the alleged breach is a dispute over whether NVIDIA is using the Pre-Snoop Patents as set forth in Section 5.4(b).

In the event of any material breach of this Pre-Snoop Agreement by OPTi, NVIDIA may, in addition to any other remedies that it may have, at any time terminate this Pre-Snoop Agreement by not less than thirty (30) days written notice to OPTi specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

7. Warranty. OPTi represents and warrants to NVIDIA that: (a) it has all requisite legal right, power and authority to execute, deliver and perform this Pre-Snoop Agreement; (b) it exclusively owns the Pre-Snoop Patents, and that no other third party owns any right (including ownership rights) in and to the Pre-Snoop Patents, including all rights to recover for alleged infringement of the Pre-Snoop Patents by NVIDIA; (c) it has not granted and will not grant any licenses or other rights, under the Pre-Snoop Patents, OPTi’s claims or otherwise, that would conflict with or prevent the licenses and rights granted to NVIDIA hereunder; (d) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms and conditions of this Pre-Snoop Agreement; and (e) it has not entered into, and shall not enter into, any other agreement that would interfere with the obligations and immunities set forth in this Pre-Snoop Agreement during the term of this Pre-Snoop Agreement. OPTi makes no representations of merchantability or fitness for a particular purpose of products made using the Pre-Snoop Patents or that the use of Pre-Snoop Patents will not infringe any patent or other intellectual property right of any third party.

8. Miscellaneous

8.1 Relationship Between Parties. Neither party to this Pre-Snoop Agreement shall have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other party. The parties acknowledge and agree that nothing contained in this Pre-Snoop Agreement shall be deemed or construed to constitute or create between the parties hereto a partnership, association, joint venture, or other agency.

8.2 Force Majeure. Neither OPTi nor NVIDIA shall be liable for any loss, damage, delay, or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control, including but not limited to acts of God, extraordinary traffic conditions, riots, civil disturbances, wars, states of belligerency or acts of the public enemy, strikes, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority.

8.3 Addresses for Notice and Payment

(a) Any notice or other communication hereunder shall be sufficiently given to the NVIDIA when sent by certified mail or reputable overnight courier addressed to NVIDIA at NVIDIA’s office specified above, Attention: General Counsel; or to OPTi when sent by certified mail or reputable overnight courier addressed to OPTi at OPTi’s office specified above, Attention: President and CEO. Changes in such addresses may be specified by written notice. In addition, notice may be provided by facsimile to the following number: to OPTi at 650-625-8781.

(b) Payments by NVIDIA shall be made to OPTi at 880 Maude Avenue, Suite A, Mountain View, CA 94043. Changes in such address may be specified by written notice.

8.4 Integration. This Pre-Snoop Agreement and the Settlement Agreement, to which this Pre-Snoop Agreement is attached as Exhibit A, set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them. Neither of the parties shall be bound by any warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein, in prior written agreements that are not superseded hereby, or in a writing signed with or subsequent to the execution hereof by an authorized representative of the party to be bound thereby.

8.5 Modifications. This Pre-Snoop Agreement shall not be altered or modified except by the written consent of both parties.

8.6 Governing Law. The validity and effect of this Pre-Snoop Agreement shall be governed by California law, without regard to its conflict of laws principles, to the extent such principles would result in the application of another state’s law.

8.7 Assignment and Change of Control. If during the term of this Pre-Snoop Agreement, a third party (or a group of related third parties) acquires NVIDIA assets constituting substantially all of NVIDIA’s Core Logic Products line or technology or if NVIDIA Corporation is merged into (or amalgamated or otherwise combined with) another entity such that NVIDIA Corporation is not the surviving entity, and if the NVIDIA acquired/merged combined assets or business (or if the Core Logic Products) exist as a separately identifiable group of assets or business (or as separately identifiable products) within the operations of such third party or entity, then all of NVIDIA’s rights and licenses granted herein shall be assignable to such third party (or to an affiliate thereof), provided however, that the rights and licenses granted herein shall continue in effect with respect to such third party or entity only for Core Logic Products of the kind sold or furnished by the NVIDIA acquired/merged/combined assets or business as of the date of such acquisition or merger, amalgamation or combination (and not for the products and services of the third party, even if of the same kind or similar to those of the NVIDIA acquired/merged combined assets or business) and any future generation thereof. No such assignment shall relieve NVIDIA Corporation of any payment obligation under this Pre-Snoop Agreement.

OPTi may assign some or all of its rights and correlative obligation under this Pre-Snoop Agreement to any entity that acquires ownership of or the rights to use, sell, and license the Pre-Snoop Patents.

8.8 Headings. Section and subsection headings contained in this Pre-Snoop Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Pre-Snoop Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

8.9 Waiver. No course of dealing, course of performance, or failure of either party to strictly enforce any term, right, or condition of this Pre-Snoop Agreement shall be construed as a waiver of any term, right, or condition, unless such waiver is set forth in a writing signed by the party who is alleged to have waived the term, right, or condition, which writing shall expressly reference the term, right or condition to be waived and state that the term, right, or condition has been waived.

8.10 Severability. If any of the provisions of this Pre-Snoop Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Pre-Snoop Agreement, but rather the entire Pre-Snoop Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of each party shall by construed and enforced accordingly. However, in the event such provision is considered an essential element of this Pre-Snoop Agreement, then the parties shall promptly negotiate a replacement thereof.

8.11 Execution in Counterparts. This Pre-Snoop Agreement may be executed in any number of counterparts, each of which shall be deemed an original (including facsimile copies), but all of which together shall constitute one and the same instrument.

9. Reserved.

10. No License from NVIDIA. Nothing contained in this Pre-Snoop Agreement shall be construed as conferring to OPTi or any other party any right to a license to, or any right to otherwise use or practice, any invention claimed in any patent or patent application, trademark, service name, service mark, trade dress, trade secret or other intellectual property belonging to NVIDIA.

IN WITNESS WHEREOF, each of the Parties has caused this Pre-Snoop Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

OPTI INC.

By:	Bernard T. Marren
Title:	President and Chief Executive Officer
Date:	August 3, 2006

NVIDIA CORPORATION

By:	David M. Shannon
Title:	Senior Vice President
Date:	August 3, 2006